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                                      ROI
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                                  CORPORATION

MEDIA CONTACT:                                         INVESTOR RELATIONS:
Mandy Ownley                                           Sharon Will
ROI Corporation                                        Saggi Capital Corp.
912-527-4414                                           518-398-7830

                              For Immediate Release
    ROI CORPORATION ANNOUNCES FIRST QUARTER ENDED SEPTEMBER 30, 2003 RESULTS
                     Record revenues at GO Software continue

Kennesaw, Georgia--November 13, 2003-- (OTCBB: ROIE) Return On Investment Corporation reported financial results for the first fiscal quarter ended September 30, 2003.

ROI revenue for the first quarter ended September 30, 2003, increased 12.4% to $2,363,990 compared to $2,102,359 for the first quarter in the prior fiscal year. The net loss attributable to common stockholders was ($356,730) and the pro-forma net profit attributable to common stockholders amounted to $79,331. This is compared to a net loss attributable to common stockholders and pro forma net loss of ($418,041) and ($28,512), respectively, for the comparable period in the prior fiscal year. ROI revenue would have increased 25.2% for the quarter if the revenues of the Campana Data subsidiary which was closed in October 2002, are excluded.

ROI President and CEO, Arol Wolford, said, "We have begun the new fiscal year on a high note with strong results from our core GO Software business which has experienced another record quarter with continued revenue growth in our PCCharge(TM) and RiTA Server(TM) payment processing solutions. We have continued to see growth in both our customer base and number of resellers and developers marketing and utilizing our products and we are extremely pleased with the confidence the market is showing in our products. We also recently announced the signing of definitive agreements for three acquisitions which will provide a comprehensive suite of products to be offered by our Tectonic Solutions subsidiary. While still not profitable, we continue to make significant progress as we move towards profitability through the execution of our strategic plans."

                                                           Unaudited
                                                   Quarter Ended September 30,
                                                 ------------------------------
                                                      2003              2002

Revenue                                          $  2,363,990      $  2,102,359

Net loss attributable to
    common stockholders                          $   (356,730)     $   (418,041)
Per share                                        $      (0.03)     $      (0.04)

Pro forma
net income (loss)                                $     79,331      $    (28,512)
Per share - pro forma                            $       0.01      $      (0.01)


Pro forma net income (loss)
is calculated as follows:

                                                          Unaudited
                                                  Quarter Ended September 30,
                                                 ------------------------------
                                                      2003              2002
Net loss attributable to
    common stockholders                          $   (356,730)     $   (418,041)
Depreciation and
     amortization                                     352,728           306,196
Interest accretion on
    warrants                                           83,333            83,333
                                                 ------------      ------------
Pro forma
net income (loss)                                $     79,331      $    (28,512)

USE OF NON-GAAP FINANCIAL MEASURES
----------------------------------

This press release discloses certain financial measures, such as the pro forma net income (loss), that may be considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess our financial operating results, management believes that pro forma presentation is an appropriate measure of evaluating the Company's operating performance, because the presentation of pro forma net income (loss) provides useful information to investors as a measure of operating performance basic to its ongoing operations, which is more comparable from period to period without charges related to write-down of assets. In addition, this measure provides a better understanding of the non-cash items included in the Company's operating results, and the Company uses these pro forma measures to evaluate the internal performance of its business units and as a basis for calculating business unit incentive compensation. However, the pro forma presentation should be considered in addition to, and not as a substitute, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles.

The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure as is now required under new SEC rules regarding the use of non-GAAP financial measures.

ABOUT RETURN ON INVESTMENT CORPORATION (WWW.ROICORPORATION.COM)
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More than 85,000 businesses use ROI software to process payment  transactions on virtually any computer and to connect IBM midrange systems to the rest of the world. GO Software, Inc., a subsidiary of ROI, is the number one independent provider of payment processing software that meets the needs of any merchant, regardless of transaction volume, platform, or sales environment. Tectonic Solutions, Inc., a subsidiary of ROI, is a solution provider that helps building product manufacturers and distributors improve the way they organize, display, and distribute their product information. Tectonic also help designers and builders to more easily locate, understand, select, and purchase building products.


FORWARD LOOKING STATEMENTS
Statements that include the terms "believes", "intends", or "expects" are intended to reflect "forward looking statements" of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements or paragraphs. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K.
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